August 17, 2012

Re: Separation from LuxeYard

Dear Steve:

Consistent with our conversation, this Agreement confirms the terms related to the termination of your employment with LY RETAIL LLC, a wholly owned subsidiary of LuxeYard, Inc. (hereinafter "LuxeYard" or "Company"). "You" and "Your" shall refer to Steve Beauregard; "You" and "Luxeyard" shall collectively the "Parties"). Your official Termination Date is **August 17, 2012**.

1. Your final pay, less any deductions required by law, will be made on August 17, 2012. You will also receive a payment for any accrued vacation time. You will receive reimbursement for any expenses incurred within two weeks of the Company's receipt of your Expense Report.

2. You were granted a stock option in the amount of 1,950,000 NQSO shares of restricted common stock at $0.20 per share upon your employment. In consideration for separation from LuxeYard, all of the shares underlying the stock option shall vest immediately upon expiration of the revocation period referenced in paragraph "m" below and shall have a term of ten (10) years from date of grant, subject to the terms and conditions of the lock-up agreement. The Section 144 restriction expires on November 15, 2012.

3. In consideration of your signing this Separation Agreement (the "Agreement"), LuxeYard has agreed (i) to make a severance payment of One Hundred and Twenty-Five Thousand Dollars ($140,000.00) (the "Severance Payment"); (ii) to continue your health, dental and vision care insurance benefits for a period of one (1) consecutive month from the Termination Date as defined above ("Health Benefits"); (iii) to eliminate and release you from the requirements of section10 of your Employment Agreement, dated November 8, 2011,except as expressly provided below in Section 7 (d) of; iv) to allow vesting of all options granted under your Employment Agreement as described in provision 2 above; and (v) that you are being terminated without cause. The Severance Payment shall be made in 26 equal biweekly payments, via direct deposit, the first payment to be made within 15 days of the execution of this Agreement. Any late payments thereafter shall be subject to simple interest on any outstanding amount at the rate of one and a half percent (1.5%) per month. The Severance Payment will be reduced by any required withholdings and deductions.

4. You acknowledge and agree that the terms set forth above include compensation and assistance to which you are not and would not otherwise be entitled. Furthermore, you acknowledge that, except as expressly set forth above, you will be entitled to no

other or further compensation, remuneration or benefits from LuxeYard, and any payments made to you, as noted above, shall, of course, be less all applicable taxes and other deductions required by law.

5. The Parties each release the other from any and all claims and causes of action of any kind or nature whatsoever, whether known or unknown, whether specifically mentioned herein or not, which may exist or might be claimed to exist at or prior to the date hereof, and the Parties hereby expressly waive any right or claim of right to assert hereafter any cause of action or claim or demand of any kind whatsoever which may exist or might be claimed to exist as of or prior to the date of this Agreement that has, through oversight or error, intentionally or unintentionally, been omitted from this Agreement; provided, however, that nothing in this paragraph shall be construed to waive any party's right to enforce any provision of this Agreement. It is agreed and understood that this release is a GENERAL RELEASE to be construed in the broadest possible manner consistent with applicable law.

6. The Company agrees not to make any derogatory, unflattering, or disparaging remarks regarding you and/or any aspect of your work performance.

7. In return for the Severance Payment described above, you hereby agree to the following:

a. You forever and irrevocably release and discharge LuxeYard, and its past, present, and future successors, divisions, subsidiaries, affiliated entities and parents, and its and their officers, directors, members, agents, attorneys, employees, assignees, contractors, consultants, and legal representatives (collectively, "the Releasees") from any and all known or unknown claims, debts, suits, charges, contracts, liabilities, damages, actions or causes of actions of any nature or from whatever source that you, your heirs, executors, administrators, and assigns have, had, or may have or had against the Releasees for, upon or by reason of any matter any matter relating to your and employment and separation from LuxeYard, whether known or unknown, suspected or concealed, and whether presently asserted or otherwise (collectively, "Claims"), including but not limited to (a) any Claims that the Releasees violated public policy or common law (including but not limited to claims for personal injury, invasion of privacy, wrongful discharge, negligent hiring, retention, or supervision, misrepresentation, defamation, intentional or negligent infliction of emotional distress, intentional interference with contract, negligence, detrimental reliance, promissory estoppel or loss of consortium, retaliatory discharge, breach of employment contract, conspiracy, fraud, prima facie tort, defamation, implied contracts or implied covenants of good faith and fair dealing), or violation of any practice or procedure of LuxeYard; (b) any Claims that the Releasees discriminated against you in violation of the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act ("ERISA"), the National Labor Relations Act, the Family and

Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Worker Adjustment and Retraining Notification Act, any applicable federal Executive Order Programs, or any local, city, state or federal law, constitution, regulation, ordinance or executive order; or (c) any Claims that the Releasees violated or failed to follow any local, city, state, or federal laws regarding reductions-in-force, notice of termination, payment of salary, bonus, and benefits; or (d) any Claims that the Releasees discriminated against you on the basis of your age, race, sex, sexual orientation, gender, gender affect, or disability.

b. It is the Parties' specific intent and purpose to release and discharge each other from any and all claims and **causes of action relating to your employment with LuxeYard**, whether known or unknown, whether specifically mentioned herein or not, which may exist or might be claimed to exist at or prior to the date hereof, and you hereby expressly waive any right or claim of right to assert hereafter any cause of action or claim or demand of any kind whatsoever which may exist or might be claimed to exist as of or prior to the date of this Agreement that has, through oversight or error, intentionally or unintentionally, been omitted from this Agreement; provided, however, that nothing in this paragraph shall be construed to waive any party's right to enforce any provision of this Agreement. It is agreed and understood that this release is a GENERAL RELEASE to be construed in the broadest possible manner consistent with applicable law.

c. The Parties promise never to file or prosecute any legal claim of any kind against each other in any federal, state or municipal court, asserting any claims that are released by this Agreement. Excluded from the release and the covenant not to sue contained in this Agreement is any right or claim that cannot be waived by law, including but not limited to the right to file certain charges with, or participate in an investigation conducted by any government agency. You are waiving, however, any right to monetary recovery, including but not limited to compensatory or punitive damages, attorneys' fees or costs, or right to reinstatement should such an agency, or any other group, pursue any claim on your behalf. The Parties represent that, as of the date this Agreement, they have not filed or caused to be filed any claims against each other.

d. Releasees recognize that you came into this company with significant eCommerce industry expertise that you acquired prior to your employment with the company. You agree to treat confidentially all LuxeYard Trade Secrets and Confidential Information or Trade Secrets belonging to Releasees which LuxeYard owe an obligation of secrecy or confidentiality that was disclosed to you, which you acquired or developed based solely on intellectual property of LuxeYard, or which you observed during the course of your employment with LuxeYard. You further agree that you will not at any time, directly or indirectly, without advance written authorization from LuxeYard make, use or disclose any Trade Secrets or Confidential Information which has not been disseminated by LuxeYard or become a matter of public knowledge. For the purposes of this Agreement, "Confidential Information" shall be as defined in your Employment Agreement, dated November 8, 2011

e. The parties agree that you have returned all property belonging to LuxeYard other than the company-issued laptop and accessories (which you may keep), including all office equipment, any corporate credit cards, other property, documents and information in whatever medium or format, all drawings, blue prints, specifications, reports, analyses, notebooks containing any Trade Secrets or Confidential Information which is in your possession. You agree to deliver to LuxeYard all LuxeYard-related files on your company-issued laptop via USB memory stick or any other tangible format.

f. You represent that you have not suffered any on-the-job injury for which you have not already filed a claim and have received all of the sick and vacation pay you are owed, if any.

g. You understand and agree that this Agreement, the Severance Payment, and other consideration described in this Agreement do not constitute an admission by LuxeYard, or any of its employees, officers, directors, partners, representatives, agents, or related entities of any liability to you or wrongdoing whatsoever.

h. You agree that you have had an opportunity to consider and reflect upon this Agreement before signing it and have had the right to consult with any professionals such as accountants, financial advisors, or lawyers concerning its terms and entry into it.

i. You understand that you are obligated to pay any tax, interest, and/or penalties which may be due should a final tax determination be rendered that any portion of the payments herein should be accorded different tax treatment under any applicable provision of federal, state or local law than given in this agreement. Notwithstanding the foregoing, LuxeYard will reduce the Severance Payment, made in 26 biweekly payments, by any required withholdings and deductions.

j. You agree from the time of the signing of this Agreement forward to keep the terms of this Agreement, including the amount of your Severance Payment, and not to publicize them or communicate them in any newspaper, electronic media or other public or private forum, or in any manner whatsoever, except that the terms may be disclosed to your immediate family, business associates, lawyers and accountants. You agree, however, that you will these parties to against any public or private disclosure of the above information. In the event that you, your lawyer(s), or accountant(s) are notified that they, or any of them, will be required by law, court order, or subpoena to make any disclosure concerning this Agreement, you shall promptly notify LuxeYard's Director of Human Resources (or designee) of the intended disclosure so as to afford LuxeYard sufficient opportunity to protect and/or enforce the confidentiality provisions of this Agreement.

k. The Parties agree that each will not make any derogatory, unflattering, or disparaging remarks regarding the other, except that no part of this provision shall be construed to

limit participation in any investigation conducted by any government agency or legal proceeding involving the Company.

l. Consistent with LuxeYard's policy, in response to any requests for employment references, the Company will provide only job titles and dates of service. Salary information will be provided only with written authorization from you. You acknowledge that you will direct requests for references to LuxeYard's Human Resources Office or designee.

m. You acknowledge that you have been and hereby are advised (a) to consult with an attorney before signing this Agreement; (b) you have up to twenty-one (21) days from the date this Agreement was provided to you in which to decide whether to sign the Agreement and that your signature on this Agreement constitutes an express waiver of the 21-day period if you sign before that period expires; and (c) after signing the Agreement, you may revoke your signature for up to and including seven (7) days after signing the Agreement. You agree that, in order for this revocation to be effective, it must be delivered in writing to LuxeYard's Human Resources Office or designee on or before the expiration of this seven (7) day period by facsimile, Federal Express or express (overnight) mail, by fax 310-574-5094 or by (overnight) mail to:
Eunice Lau, LuxeYard, Inc. 8884 Venice Blvd, 90034. This Agreement will not become effective, nor will any payment be made pursuant to this Agreement unless and until the seven-day period expires without your revoking your signature. Any changes made to this Agreement during the twenty-one (21) days in which you may consider it, whether material or not, will restart the running of the twenty-one (21) day period.

n. You further acknowledge that no promise or agreement not expressed in this letter has been made to you, and that this letter constitutes the complete agreement between you and LuxeYard regarding your separation from LuxeYard's employment and cancels all previous negotiations and agreements in connection with the subject-matter of this Agreement. The undertakings set forth in this Agreement constitute the entire and only consideration for this Agreement.

o. This Agreement will be interpreted and enforced in accordance with the laws of the State of California.

p. If any provision of this Agreement or application thereof is held to be invalid, the invalidity shall not affect other provisions or applications of the Agreement.

q. Arbitration.

(i.) If any dispute arises between the Company and yourself (the "Parties") under or concerning this Agreement or the terms hereof, the Parties agree to submit such issue to final and binding arbitration in accordance with the American Arbitration

Association. Nothing in this paragraph "q." however, will preclude the Company from seeking judicial or equitable relief, including injunctive relief.

(ii.) The Parties further agree that the interpretation and enforcement of this arbitration provision will be governed exclusively by the Federal Arbitration Act (the "FAA"), 9 U.S.C. § 1 et seq., provided that they are enforceable under the FAA, and otherwise be governed by the law of the State of California.

(iii.) The Parties agree that a demand for arbitration must be postmarked or delivered in person to the other Party within the time permitted by law relating to the claim at issue.

(iv.) The Company shall pay all of the arbitrator's fees.

(v.) Unless otherwise agreed by the Parties, arbitration will take place in Los Angeles, California.

(vi.) In rendering an award, the arbitrator will determine the rights and obligations of the Parties according to federal law and the substantive law of the State of California without regard to any principles governing conflicts of laws and the arbitrator's decision will be governed by state and federal substantive law, including state and federal discrimination laws referenced above, as though the matter were before a court of law.

(vii.) Any arbitration award will be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. The decision of the arbitrator will be made within thirty (30) days following the close of the hearing. The Parties agree that the award will be enforceable exclusively by a state or federal court of competent jurisdiction within Los Angeles, California.

(viii.) If any part of this arbitration procedure is in conflict with any mandatory requirement or applicable law, the law will govern, and that part of this arbitration procedure will be reformed and construed to the maximum extent possible in conformance with the applicable law. The arbitration procedure will remain otherwise unaffected and enforceable.

r. This Agreement may not be modified in any manner, except in writing signed by each of the parties hereto.

[SIGNATURE PAGE TO FOLLOW]

If you understand and agree completely to the terms and conditions listed above, please sign below and return to LuxeYard per the instructions set forth in Paragraph "m" of this Agreement.

Very truly yours,

By: ______________________

Braden Richter
Chief Executive Officer

I HAVE READ THE FOREGOING OFFER AND I FULLY UNDERSTAND ITS TERMS. I AM SIGNING THIS AGREEMENT FREELY AND VOLUNTARILY, HAVING BEEN GIVEN A FULL AND FAIR OPPORTUNITY TO CONSIDER IT AND CONSULT WITH ADVISORS, INCLUDING AN ATTORNEY, OF MY CHOICE. AGREED AND ACCEPTED:

____

Steve Beauregard

Date: 8/20/2012